Wyoming Secretary of State          Max Maxfield, WY Secretary of State
State Capitol Building, Room 110            FILED:  11/20/2009 01:28 PM
200 West 24th Street                        Original ID:  1995-000301298
Cheyenne, WY 82002-0020                   Amendment ID:  2009-000800320
Ph. 307.777.7411
Fax 307.777.5339
Email:  business@state.wy.us

                           Profit Corporation
                          Articles of Amendment

1.  Corporation name:
Advanced Mineral Technologies, Inc.

2.  Article(s) I & II is amended as follows:

11/02/2009 I - Change the name of the corporation to Oregon Mineral Technologies, Inc.

3/16/2000 II - amend authorized common stock to 29, 000,000 shares @ $.001 par value and 1,000,000 authorized preferred stock @ $.001 par value

11/02/2009 II - amend authorized $.001 par value common stock to 100,000,000 shares

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

Not applicable

4.  The amendment was adopted on 11/02/2009.

5. If the amendment was adopted by the incorporators or board of directors without shareholder approval, a statement that the amendment was duly approved by the incorporators or by the board of directors as the case may be and that shareholder approval was not required.

Not applicable

                                   OR

If the approval was required by the shareholders, a statement that the amendment was duly approved by the shareholders in the manner required by this act and by the articles of incorporation.

The amendments were duly approved by the shareholders in a manner approved by this act and a duty called meeting of the shareholders.

6.  If an amendment was approved by the shareholders:

   (A) The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on
the amendment:   16,265,231; and the number of votes of each voting
group indisputably represented at the meeting:  12,793,043

                                   AND

   (B) Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment OR the total number of undisputed votes cast for the amendment by each voting group and a statement that the number of votes cast for the amendment by each voting group was sufficient for approval by that voting group:

I   12,755,759 For   37,284 Against
II  10,755,759 For   2,037,284 Against

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

Not applicable

Signature:  /s/Doug Hamilton                Date 11/13/2009
Print Name:  Doug Hamilton
Title:  President
Contact Person: Doug Hamilton
Daytime Phone Number: (541) 899-1500  Email:  cdoughamilton@msn.com